EXHIBIT 99.1

MEDIA RELEASE
FISHER COMMUNICATIONS ANNOUNCES FOURTH QUARTER 2007 AND YEAR END
RESULTS: 2007 REVENUES UP 4% OVER PRIOR YEAR
SEATTLE, WA—(MARKETWIRE)-February 21, 2008-Fisher Communications, Inc. (NASDAQ: FSCI) today announced its financial results for the fourth quarter and annual periods ended December 31, 2007. The Company continued its trend of annual profitability and revenue growth.
The Company reported that for the year ended December 31, 2007, revenue increased 4% in comparison to 2006. Fourth quarter, revenue decreased only 1% over 2006, which was a strong political year.
Television revenue increased 3% for the year ended December 31, 2007, compared to 2006. The improvement was due to increases in national advertising revenue for both the English and Spanish-language television stations which were partially offset by the cyclical reductions in political advertising from the 2006 election year. For the fourth quarter ended December 31, 2007, television revenue decreased 1% compared to the same quarter in 2006. The decrease from prior year was due to cyclical decreases in political advertising offset by strong increases in both national and local advertising.
Fisher Plaza revenue increased 20% for the full year 2007 and 3% in the fourth quarter, primarily as a result of increased average occupancy, rental rates and services fees compared to the same periods of 2006. Fisher Plaza occupancy was at 97% as of December 31, 2007.
Adjusted EBITDA totaled $26.2 million for the year ended December 31, 2007, as compared to $29.9 million in 2006. Operating Cash Flow, as defined by our debt agreements, totaled $31.6 million for the year ended December 31, 2007, as compared to $33.7 million in 2006.
Fisher Communications President and CEO Colleen Brown commented, “2007 was a strong year for Fisher, building off an improved year in 2006. In the past two years we have driven sales growth, ratings growth, and margin growth. We have diversified our network and geographic footprint, built duopolies in our existing markets, entered the Spanish-language television business, launched an Internet division, and significantly improved our debt to cash flow ratio, while continuing to improve the performance of the Company.”

Fourth Quarter 2007 Highlights and Recent Developments
•	On January 1, 2008, the Company closed on the purchase of two television stations, KBAK-TV (CBS) and KBFX-CA (FOX), from Westwind Communications, LLC for $55 million in cash. Both stations serve the Bakersfield, California television market, the nation’s 125th largest television market.

•	In December 2007, the Company sold approximately 700,000 shares of Safeco Corporation common stock, which represented 23.3% of Fisher’s total Safeco holdings. The shares were sold at an average price of $58.05 per share. The proceeds were used to fund the Bakersfield acquisition.
Net Income from Continuing and Discontinued Operations
The Company reported net income of $31.4 million for fourth quarter 2007, compared to $16.9 million for fourth quarter 2006. In both years, fourth quarter net income was comprised of continuing and discontinued operations. In addition, fourth quarter 2007 net income included a gain from the sale of the Safeco stock of $26.2 million (net of tax). Fourth quarter 2007 income from continuing operations, excluding the gain from the sale of stock, was $5.1 million, compared to income from continuing operations for fourth quarter 2006 of $7.0 million. This decrease was due primarily to increased commission expense, compensation and payroll-related expenses.
Discontinued operations reflect the after-tax operating results attributable to the Company’s small-market radio stations sold or held for sale. In the fourth quarter of 2006, the Company sold 18 of the 24 stations held for sale for $26.1 million. In the second quarter of 2007, the Company sold one of the remaining six radio stations held for sale for $3.0 million. Income from discontinued operations in fourth quarter 2007 was $19,000 compared to income from discontinued operations of $9.9 million in fourth quarter 2006, which included an after-tax gain on sale in the amount of $10.0 million.
For the full year 2007 net income was $31.9 million in comparison to 2006 net income of $16.8 million. Income from continuing operations for the full year ended December 31, 2007, excluding the after-tax gain from the sale of stock of $26.2 million, was $4.0 million, compared to income from continuing operations for the year ended December 31, 2006 of $6.3 million. The decrease was due primarily to increased depreciation from digital implementation and expenses associated with our early stage Spanish-language affiliates and growing Internet business. Income from discontinued operations for the full year 2007 was $1.7 million, which includes an after-tax gain on sale of $1.5 million, compared to income from 2006 discontinued operations of $10.6 million, which includes an after-tax gain on sale in the amount of $10.0 million.

Fourth Quarter Conference Call
Fisher will hold a quarterly conference call today at 1:00 p.m. Pacific Standard Time (4:00 p.m. Eastern) to announce its financial results for the three-month period and year ended December 31, 2007. A live audio webcast of the call will be accessible to the public on Fisher’s Web site: www.fsci.com. A recording of the webcast will subsequently be archived on the site. The limited dial-in number for the conference call is 1-888-680-0865 and the access code is 52171401 (International callers should dial 617-213-4853).
Definitions and Disclosures Regarding Non-GAAP Financial Information
Adjusted EBITDA is calculated as income from operations plus depreciation, amortization of intangible assets and broadcast rights, and non-cash stock compensation expense, minus broadcast rights payments, and amortization of non-cash benefit resulting from the change in our national advertising representation firm.
Operating Cash Flow is defined by our debt agreements and is calculated as net income plus depreciation, amortization of intangible assets and broadcast rights, interest expense, provision for federal and state income taxes, dividends from equity investee, loss in operations of equity investee and non-cash stock compensation expense, minus income from discontinued operations net of income taxes, broadcast rights payments, amortization of non-cash benefit resulting from the change in our national advertising representation firm, and gain on the sale of marketable securities.
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CONTACT:	S. Mae Fujita Numata
Senior Vice President, Chief Financial Officer and Corporate Secretary
Fisher Communications, Inc.
(206) 404-6776
About Fisher Communications
Fisher Communications, Inc. is a Seattle-based communications company that owns and manages 13 full-power and eight low-power television stations and eight radio stations in the Western United States. The Company owns and operates Fisher Pathways, a satellite and fiber transmission provider; Fisher Plaza, a media, telecommunications, and data center facility located near downtown Seattle; and Pegasus News, an online start-up and hyper-local media pioneer based in Dallas. For more information about Fisher Communications, Inc., go to www.fsci.com.
Forward-looking Statement
This release may contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. A more detailed description of certain factors that could affect actual results include, but are not limited to, those discussed in Fisher Communications’ most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q as filed from time to time with the Securities and Exchange Commission (“SEC”). Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Fisher Communications undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Twelve months ended		Three months ended
	December 31		December 31
(in thousands, except per-share amounts) Unaudited	2007	2006	2007	2006

Revenue	$160,424	$154,699	$44,084	$44,716
Costs and expenses
Direct operating costs	56,174	52,793	14,254	13,800
Selling, general and administrative expenses	60,280	53,975	16,995	13,836
Amortization of program rights	18,686	18,646	1,882	2,228
Depreciation and amortization	11,552	10,277	2,884	2,762

	146,692	135,691	36,015	32,626

Income from operations	13,732	19,008	8,069	12,090
Other income, net	45,688	3,881	42,005	1,067
Interest expense	(13,671)	(13,956)	(3,449)	(3,560)

Income from continuing operations before income taxes	45,749	8,933	46,625	9,597
Provision for federal and state income taxes	15,542	2,677	15,248	2,562

Income from continuing operations	30,207	6,256	31,377	7,035
Income from discontinued operations, net of income taxes	1,667	10,580	19	9,905

Net income	$31,874	$16,836	$31,396	$16,940

Income per share:
From continuing operations	$3.46	$0.72	$3.60	$0.81
From discontinued operations	0.19	1.21	$0.00	1.13

Net income per share	$3.65	$1.93	$3.60	$1.94

Income per share assuming dilution:
From continuing operations	$3.46	$0.72	$3.60	$0.81
From discontinued operations	0.19	1.21	$0.00	1.13

Net income per share assuming dilution	$3.65	$1.93	$3.60	$1.94

Weighted average shares outstanding	8,723	8,713	8,725	8,720

Weighted average shares outstanding assuming dilution	8,728	8,716	8,731	8,723
FISHER COMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31	December 31
(in thousands) Unaudited	2007	2006

Assets
Current assets	$47,619	$57,058
Marketable securities, at market value	129,223	188,307
Other assets	163,084	104,005
Property, plant and equipment, net	146,008	148,207

Total assets	$485,934	$497,577

Liabilities and Stockholders’ Equity
Current liabilities	$29,571	$26,685
Long-term debt	150,000	150,000
Deferred income taxes	45,274	54,414
Other liabilities	27,692	26,913

Total liabilities	252,537	258,012

Stockholders’ equity, other than accumulated other comprehensive income	152,718	120,071
Accumulated other comprehensive income, net of income taxes	80,679	119,494

Total stockholders’ equity	233,397	239,565

Total liabilities and stockholders’ equity	$485,934	$497,577